Exhibit 99.1

CONTACT:	William George	675 Bering Drive, Suite 400
	Chief Financial Officer	Houston, Texas 77057
	713-830-9650	713-830-9600

FOR IMMEDIATE RELEASE

COMFORT SYSTEMS USA REPORTS FOURTH QUARTER AND FULL YEAR 2018 RESULTS

Houston, TX — February 21, 2019 — Comfort Systems USA, Inc. (NYSE: FIX), a leading provider of mechanical services including heating, ventilation, air conditioning, plumbing, piping and controls, today announced net income of $25.2 million or $0.67 per diluted share, for the quarter ended December 31, 2018, as compared to $7.5 million or $0.20 per diluted share, for the quarter ended December 31, 2017.   Earnings per share for the fourth quarter of 2017, adjusted for the remeasurement of net deferred tax assets for the corporate tax rate reduction of $9.5 million, or $0.25 per diluted share, were $0.45 per diluted share. The Company reported revenue of $588.4 million in the current quarter, as compared to $461.1 million in 2017.  The Company reported free cash flow of $74.6 million in the current quarter, as compared to $30.3 million in 2017.  Backlog as of December 31, 2018 was $1.17  billion as compared to $1.25  billion as of September 30, 2018 and $948.4 million as of December 31, 2017.

Brian Lane, Comfort Systems USA’s President and Chief Executive Officer, said, “We are happy to report record annual and fourth quarter free cash flow, revenue and earnings per share.  Revenue increased by 28% since the fourth quarter of 2017, and quarterly earnings per share increased sharply over the same period.  During the fourth quarter we had positive free cash flow of approximately $74.6 million, a result that reflects fantastic focus and execution by our field teams in each of the markets we serve.”

The Company reported net income of $112.9 million, or $3.00 per diluted share, for the twelve months ended December 31, 2018, as compared to $55.3 million, or $1.47 per diluted share, in 2017.  Earnings in the first quarter of 2018 included a $0.07 per diluted share increase due to a discrete tax item.  Earnings in the second quarter of 2018 included an $0.08 per diluted share benefit from a legal settlement.  Earnings in the first quarter of 2017 included a goodwill impairment of $0.02 per diluted share.    Earnings per share for 2017, adjusted for the fourth quarter remeasurement of net deferred tax assets discussed above and the first quarter goodwill impairment, were $1.74 per diluted share. The Company also reported revenue of $2.18  billion, as compared to $1.79  billion in 2017.  Free cash flow for the twelve months ended December 31, 2018 was $121.6 million, as compared to $80.0 million in 2017.

Mr. Lane concluded, “Our operations achieved unprecedented success in 2018, with annual earnings per share growing by more than 60% from 2017 to 2018.  In 2018, we benefited from favorable tax rate changes; however, our pre-tax income was also up markedly, increasing by 47.3% as a result of improving execution and strong same store growth.  In light of our substantial increase in backlog compared to the end of 2017, and given our perception that industry conditions continue to be strong, we believe that we are well positioned for continued success in 2019.”

The Company will host a webcast and conference call to discuss its financial results and position on Friday,  February 22, 2019 at 10:00 a.m. Central Time.  The call-in number for this conference call is 1-888-339-2688, and enter 55116829 as the passcode.  The call and the slide presentation to accompany the remarks can be accessed on the Company’s website at www.comfortsystemsusa.com under the Investor tab.  A replay of the entire call will be available on the Company’s website on the next business day following the call.

Comfort Systems USA® is a premier provider of business solutions addressing workplace comfort, with 128 locations in 114 cities around the nation.  For more information, visit the Company’s website at www.comfortsystemsusa.com.

Certain statements and information in this press release may constitute forward-looking statements regarding our future business expectations, which are subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The words “believe,” “expect,” “anticipate,” “plan,” “intend,” “foresee,” “should,” “would,” “could,” or other similar expressions are intended to identify forward-looking statements, which are generally not historic in nature. These forward-looking statements are based on the current expectations and beliefs of Comfort Systems USA, Inc. and its subsidiaries (collectively, the “Company”) concerning future developments and their effect on the Company. While the Company’s management believes that these forward-looking statements are reasonable as and when made, there can be no assurance that future developments affecting the Company will be those that it anticipates. All comments concerning the Company’s expectations for future revenue and operating results are based on the Company’s forecasts for its existing operations and do not include the potential impact of any future acquisitions. The Company’s forward-looking statements involve significant risks and uncertainties (some of which are beyond the Company’s control) and assumptions that could cause actual future results to differ materially from the Company’s historical experience and its present expectations or projections. Important factors that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to: the use of incorrect estimates for bidding a fixed-price contract; undertaking contractual commitments that exceed the Company’s labor resources; failing to perform contractual obligations efficiently enough to maintain profitability; national or regional weakness in construction activity and economic conditions; financial difficulties affecting projects, vendors, customers, or subcontractors; the Company’s backlog failing to translate into actual revenue or profits; failure of third party subcontractors and suppliers to complete work as anticipated;  difficulty in obtaining or increased costs associated with bonding and insurance; impairment to goodwill; errors in the Company’s percentage-of-completion method of accounting; the result of competition in the Company’s markets; the Company’s decentralized management structure; material failure to comply with varying state and local laws, regulations or requirements; debarment from bidding on or performing government contracts; shortages of labor and specialty building materials; retention of key management; seasonal fluctuations in the demand for mechanical systems; the imposition of past and future liability from environmental, safety, and health regulations including the inherent risk associated with self-insurance; adverse litigation results; an increase in our effective tax rate; an information technology failure or cyber security breach; and other risks detailed in our reports filed with the Securities and Exchange Commission.

For additional information regarding known material factors that could cause the Company’s results to differ from its projected results, please see its filings with the SEC, including its Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K.

Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to publicly update or revise any forward-looking statements after the date they are made, whether as a result of new information, future events, or otherwise.

— Financial tables follow —

Comfort Systems USA, Inc.

Consolidated Statements of Operations

(In Thousands, Except per Share Amounts)

	Three Months Ended				Twelve Months Ended
	December 31,				December 31,
	(Unaudited)
	2018	%	2017	%	2018	%	2017	%
Revenue	$588,359	100.0%	$461,072	100.0%	$2,182,879	100.0%	$1,787,922	100.0%
Cost of services	470,184	79.9%	367,341	79.7%	1,736,600	79.6%	1,421,641	79.5%
Gross profit	118,175	20.1%	93,731	20.3%	446,279	20.4%	366,281	20.5%

SG&A	80,458	13.7%	70,033	15.2%	296,986	13.6%	266,586	14.9%
Goodwill impairment	—	—	—	—	—	—	1,105	0.1%
Gain on sale of assets	(315)	(0.1)%	(206)	—	(945)	—	(670)	—
Operating income	38,032	6.5%	23,904	5.2%	150,238	6.9%	99,260	5.6%

Interest expense, net	(1,089)	(0.2)%	(749)	(0.2)%	(3,637)	(0.2)%	(3,086)	(0.2)%
Changes in the fair value of contingent earn-out obligations	(2,559)	(0.4)%	1,870	0.4%	(2,066)	(0.1)%	3,715	0.2%
Other income (expense)	79	—	992	0.2%	4,141	0.2%	1,049	—
Income before income taxes	34,463	5.9%	26,017	5.6%	148,676	6.8%	100,938	5.6%

Provision for income taxes	9,307		18,478		35,773		45,666
Net income	$25,156	4.3%	$7,539	1.6%	$112,903	5.2%	$55,272	3.1%

Income per share
Basic	$0.68		$0.20		$3.03		$1.48
Diluted	$0.67		$0.20		$3.00		$1.47

Shares used in computing income per share:
Basic	37,102		37,232		37,202		37,239
Diluted	37,467		37,626		37,592		37,672

Supplemental Non-GAAP Information — Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization (“Adjusted EBITDA”) — (Unaudited) (In Thousands)

	Three Months Ended				Twelve Months Ended
	December 31,				December 31,
	2018	%	2017	%	2018	%	2017	%

Net income	$25,156		$7,539		$112,903		$55,272
Provision for income taxes	9,307		18,478		35,773		45,666
Other expense (income), net	(79)		(992)		(4,141)		(1,049)
Changes in the fair value of contingent earn-out obligations	2,559		(1,870)		2,066		(3,715)
Interest expense, net	1,089		749		3,637		3,086
Gain on sale of assets	(315)		(206)		(945)		(670)
Goodwill impairment	—		—		—		1,105
Depreciation and amortization	11,957		10,120		42,689		37,456
Adjusted EBITDA	$49,674	8.4%	$33,818	7.3%	$191,982	8.8%	$137,151	7.7%

Note:  The Company defines adjusted earnings before interest, taxes, depreciation and amortization (“Adjusted EBITDA”) as net income,  provision for income taxes, other expense (income), net, changes in the fair value of contingent earn-out obligations, interest expense, net, gain on sale of assets, goodwill impairment and depreciation and amortization.  Other companies may define Adjusted EBITDA differently.  Adjusted EBITDA is presented because it is a financial measure that is frequently requested by third parties.  However, Adjusted EBITDA is not considered under generally accepted accounting principles as a primary measure of an entity’s financial results, and accordingly, Adjusted EBITDA should not be considered an alternative to operating income, net income, or cash flows as determined under generally accepted accounting principles and as reported by the Company.

Comfort Systems USA, Inc.

Condensed Consolidated Balance Sheets

(In Thousands)

	December 31,	December 31,
	2018	2017

Cash and cash equivalents	$45,620	$36,542
Billed accounts receivable, net	481,366	382,867
Unbilled accounts receivable	37,180	—
Costs and estimated earnings in excess of billings	10,213	30,116
Other current assets	35,321	39,832
Total current assets	609,700	489,357
Property and equipment, net	99,618	87,591
Goodwill	235,182	200,584
Identifiable intangible assets, net	95,275	76,044
Other noncurrent assets	22,789	27,544
Total assets	$1,062,564	$881,120

Current maturities of long-term debt	$3,279	$613
Accounts payable	176,167	132,011
Billings in excess of costs and estimated earnings	130,986	106,005
Other current liabilities	156,626	135,099
Total current liabilities	467,058	373,728
Long-term debt	73,639	59,926
Other long-term liabilities	23,820	29,521
Total liabilities	564,517	463,175
Total stockholders’ equity	498,047	417,945
Total liabilities and stockholders’ equity	$1,062,564	$881,120

Selected Cash Flow Data (Unaudited) (In Thousands)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2018	2017	2018	2017
Cash provided by (used in):
Operating activities	$79,188	$48,398	$147,190	$114,090
Investing activities	$(9,441)	$(18,062)	$(95,710)	$(128,968)
Financing activities	$(43,375)	$(23,290)	$(42,402)	$19,346

Free cash flow:
Cash from operating activities	$79,188	$48,398	$147,190	$114,090
Purchases of property and equipment	(5,209)	(18,637)	(27,268)	(35,467)
Proceeds from sales of property and equipment	621	575	1,698	1,359
Free cash flow	$74,600	$30,336	$121,620	$79,982

Note:  Free cash flow is defined as cash flow from operating activities less customary capital expenditures, plus the proceeds from asset sales.  Other companies may define free cash flow differently.  Free cash flow is presented because it is a financial measure that is frequently requested by third parties.  However, free cash flow is not considered under generally accepted accounting principles as a primary measure of an entity’s financial results, and accordingly, free cash flow should not be considered an alternative to operating income, net income, or cash flows as determined under generally accepted accounting principles and as reported by the Company.